Exhibit 99.2

ANSYS, INC. FIRST QUARTER 2012

EARNINGS ANNOUNCEMENT

PREPARED REMARKS

May 3, 2012

ANSYS is providing a copy of its prepared remarks in combination with its earnings announcement. This process and these remarks are offered to provide stockholders and analysts with additional time and detail for analyzing our Q1 2012 results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, May 3, 2012, at 10:30 a.m. Eastern Time and will include only brief overview comments followed by questions and answers. These prepared remarks will not be read on the call.

To access the live broadcast, please visit the Investor Relations section of ANSYS’ Web site at http://investors.ansys.com and click on audio webcasts. The call can also be heard by dialing (800) 860-2442 (US) or (412) 858-4600 (CAN & INT’L) at least five minutes prior to the call and referencing conference code “ANSYS”. A replay will be available within two hours of the call’s completion at http://investors.ansys.com or at (877) 344-7529 (US) or (412) 317-0088 (CAN and INT’L) and referencing the access code 10012904.

Non-GAAP SUPPLEMENTAL INFORMATION

In addition to our GAAP information, ANSYS has historically provided non-GAAP supplemental information. Our reasons for providing this information are described later in this document as well as in our Q1 2012 earnings press release, which can be found on our Web site in the press release section. Reconciliations of GAAP to non-GAAP information are also provided. In line with our historical practice, the financial information below is presented on a supplemental, non-GAAP basis unless otherwise indicated.

FIRST QUARTER 2012 OVERVIEW

The results of the first quarter of 2012 are highlighted by strong performance on many fronts, including a record deferred revenue balance of $299.4 million, strong margins and cash flows. Non-GAAP revenue fell in line with our guidance range and non-GAAP earnings were in the upper end of the range. We also continued to see expansion in our major accounts and growth across all of our major product lines. Both software license and maintenance & service grew in double digits. All three of our major geographies delivered double-digit revenue growth in reported and constant currency. That being said, there were the usual pockets of strength and weakness in our Q1 revenue results. Germany and North America were particularly strong, while Japan and the UK were impacted by a combination of macroeconomic and isolated sales execution issues. During the quarter, we also experienced certain customers who elected to shift from a paid-up license to our annual lease license offering, as well as lingering issues around general customer sentiment and the predictability around the closing of deals.

1

Exhibit 99.2

•	During Q1, we had 21 customers with orders in excess of $1 million, which included elements of both new and renewal business.

•	Both our direct and indirect businesses continued to perform well, with a 75% / 25% split, respectively, for the quarter.

•	As we discussed throughout the year last year, we have been and will continue to make investments across many elements of our business. The non-GAAP operating margin for the first quarter was 50.4%, exceeding our guidance range. The strong margin performance for the quarter was driven by a combination of solid revenue growth of 18.6% (19.2% constant currency) combined with ongoing challenges in locating and hiring unique talent to fill planned and open positions. Additionally, in light of a somewhat choppy macro-economic environment, we have been judicious in managing our spending.

•	We saw continued sales expansion in many of our major accounts, complemented by the addition of new customers. This is reflected in the 21% growth in combined software license revenues in Q1 2012 (5% organic growth) as compared to last year’s Q1. Equally as important, our combined maintenance revenue grew 15% over Q1 2011 (14% organic growth). Our recurring revenue base strengthened to 72% of Q1 2012 revenue. There was continued progress in portfolio sales efforts, cross-selling and customer engagement activities to continue building the pipeline for Q2 and beyond.

•	During Q1, we saw continued customer interest in our high-performance computing (HPC) offerings and future strategy. HPC adds tremendous value to engineering simulation by enabling the creation of large, high-fidelity models that yield accurate and detailed insight into the performance of a proposed design. Today, customers scale their largest simulations across thousands of processing cores, conducting simulations with more than a billion cells.

•	The Apache integration is progressing very well. We are executing on internal milestones while we work toward a comprehensive CPS (chip- package-system) offering. Earlier this week, we announced the introduction of RedHawk™-3DX to meet the power, performance and price demands of low-power mobile, high-performance computing, consumer and automotive electronics. This fourth-generation power sign-off solution delivers greater accuracy, capacity and usability for full-chip dynamic power and reliability simulation to manage power consumption and improve power delivery efficiency of advanced integrated circuit (IC) designs. The release of RedHawk-3DX extends previous generations’ capabilities to address sub-20 nanometer (nm) designs with 3+ gigahertz performance and billions of gates. It is also architected to support the simulation of emerging chip and packaging technologies using multi-die three-dimensional ICs (3D-ICs) for smart electronic products.

2

Exhibit 99.2

REVENUE

ANSYS, Inc.

Q1 2012 vs. Q1 2011 REVENUE COMPARISON - Ansoft and Apache shown separately

(Unaudited)

										Q1 12 vs.
										Q1 11
($ in thousands)										% Growth
										In
										Constant
	Q1 2012 Non-GAAP Revenue			Q1 2011 GAAP Revenue			Q1 12 vs. Q1 11 % Growth			Currency
	Combined	ANSYS	Apache	Combined	ANSYS	Apache	Combined	ANSYS	Apache	Combined

Total Lease	$68,855	$53,681	$15,174	$49,549	$49,549	$0	38.96%	8.34%	N/A	39.41%

Total Paid-Up	$46,771	$46,653	$118	$46,318	$46,318	$0	0.98%	0.72%	N/A	1.96%

Total Maintenance	$66,196	$65,921	$275	$57,791	$57,791	$0	14.54%	14.07%	N/A	14.70%

Total Service	$5,675	$5,598	$77	$4,389	$4,389	$0	29.30%	27.55%	N/A	31.17%

Total Q1:	$187,497	$171,853	$15,644	$158,047	$158,047	$0	18.63%	8.74%	N/A	19.17%

Overall, revenues were spread 37% lease, 25% paid-up licenses, 35% maintenance and 3% service for Q1 2012. We saw a 39% increase in our lease revenue for Q1 2012 as compared to Q1 2011, which is largely indicative of the impact of the Apache license model, and to a much lesser extent, certain customers electing to switch their Q1 orders from a paid-up license to an annual lease. While the growth in our lease license business does affect short-term license revenue growth, it also contributes to the deferred revenue balance and helps to build our recurring revenue base. Our maintenance business grew at 15%, with our overall renewal rates continuing in the mid-90% range. Continued expansion in our major accounts during the quarter contributed to new license revenue, as well as to the record deferred revenue balance.

3

Exhibit 99.2

DEFERRED REVENUE

Total deferred revenue, including the long-term portion of $17.7 million, reached a new all-time high of $299.4 million as of March 31, 2012. This represents a 27% increase over Q1 2011. Excluding Apache, deferred revenue was $259.2 million, a 10% increase over Q1 2011.

Apache: Acquired deferred revenue of $10.1 million was recorded on the opening balance sheet. This amount was approximately $13.6 million lower than the historical carrying value. The impact on reported GAAP revenue for Q1 was $2.2 million, primarily in lease license revenue. The expected impact on reported GAAP revenue for Q2 2012 and FY 2012 is $840,000 and $3.4 million, respectively.

GEOGRAPHIC HIGHLIGHTS

ANSYS, Inc.

Q1 2012 vs. Q1 2011 GEOGRAPHIC COMPARISON

(Unaudited)

										Q1 12 vs.
										Q1 11
($ in thousands)										% Growth
										In Constant
	Q1 2012 Non-GAAP Revenue			Q1 2011 GAAP Revenue			Q1 12 vs. Q1 11 % Growth			Currency
	Combined	ANSYS	Apache	Combined	ANSYS	Apache	Combined	ANSYS	Apache	Combined
North America	$67,756	$57,990	$9,766	$52,056	$52,056	$0	30.16%	11.40%	N/A	30.21%
Germany	$20,559	$20,264	$295	$16,960	$16,960	$0	21.22%	19.48%	N/A	24.91%
United Kingdom	$7,827	$7,375	$452	$7,590	$7,590	$0	3.12%	-2.83%	N/A	6.64%
Other Europe	$34,128	$32,690	$1,438	$31,615	$31,615	$0	7.95%	3.40%	N/A	10.48%
Total Europe	$62,514	$60,329	$2,185	$56,165	$56,165	$0	11.30%	7.41%	N/A	14.32%

Japan	$29,868	$28,677	$1,191	$26,925	$26,925	$0	10.93%	6.51%	N/A	6.63%
Other Gen. Int'l Area	$27,359	$24,857	$2,502	$22,901	$22,901	$0	19.47%	8.54%	N/A	20.74%
Total Gen. Int'l Area	$57,227	$53,534	$3,693	$49,826	$49,826	$0	14.85%	7.44%	N/A	13.11%

Total Q1:	$187,497	$171,853	$15,644	$158,047	$158,047	$0	18.63%	8.74%	N/A	19.17%

4

Exhibit 99.2

North America (NA) grew 11% organically during Q1, 30% on a combined ANSYS/Apache basis and 30% in constant currency. The results were driven by our customers’ increased focus on innovation and R&D. These investments are being made in focus areas that are very much aligned with our overall vision and strategy such as smart products, the convergence of engineering disciplines, and a focus on simulation data and processes. We also saw that major customers in NA continued to adopt and expand the use of HPC due to the necessity for accurate results in shorter timeframes, and where analyzing large problems or performing robust design analysis is critical to understanding product performance.

Europe, while dealing with ongoing currency volatility and various macroeconomic issues, delivered combined double digit revenue growth of 11%, or 14% in constant currency, in Q1 2012. Revenue grew 7% on an organic basis. Germany continued to produce strong results, growing 21% on a combined basis, 19% organically and 25% in constant currency. The ongoing economic concerns in certain markets continued to impact the timing and composition of customer buying decisions, but overall the pipeline, renewal rates and customer engagements remained intact. As previously noted, there were some isolated sales execution issues that impacted our Q1 results in the UK. These were known issues and are being addressed.

General International Area (GIA) grew 15% from a combined ANSYS/Apache perspective, 13% in constant currency and 7% organically. Japan, our second largest global market, continued to experience some challenges associated with the strong currency and a general weakness in the consumer electronics market. We also experienced some isolated sales execution issues in Japan that are being addressed. Other regions within GIA, most notably Korea, saw faster growth rates.

INDUSTRY HIGHLIGHTS

From our global list of Q1 major orders, but also evident in smaller orders, ANSYS’ software continues to grow in importance as customers increasingly benefit from the strategic business value of engineering simulation. During Q1 2012, we continued to see growth from a combination of large domestic accounts, multi-nationals, emerging markets and industry verticals with time-sensitive, complex, multiphysics challenges. We believe, throughout 2012 and beyond, all the major industry verticals will be driven by a variety of market and industry-specific challenges, which will provide continued growth opportunities for ANSYS. The following is a sampling of the challenges and opportunities that customers are experiencing, which are driving the need for increased use of multiphysics simulation solutions.

Aerospace and Defense:

•	Shrinking defense spend, volatile security environments, fuel cost spikes and increased regulations are driving more systems engineering, green product design, as well as operational cost reduction initiatives.
•	High and volatile fuel costs are driving improvements in aircraft engines and strong demand for large aircraft engines as airlines order new fuel- efficient planes and engines.
•	Companies are initiating environmental performance management to achieve green leadership, and product innovation to support affordability in the new defense spending climate.

5

Exhibit 99.2

Automotive & Transportation:

•	Auto original equipment manufacturers (OEMs) and suppliers are rebounding from various crises in their traditional markets, while expanding rapidly in emerging Asian countries, thereby spurring strong R&D investments in sustainability and smart products.
•	As auto companies are expanding their R&D footprint/investment in Asia, they are expanding their use of mechatronics and initiating process and platform consolidations. ANSYS is well positioned to take advantage of all of these initiatives.

Electronics & Semiconductor:

•	Increasing product complexity, emerging product segments in mobility and smart products, as well as increased adaptation of electronics and software in other industries, are creating technology convergences.
•	Companies are refocusing on “smart” solutions to counter competition and emerging industries.

Energy & Environment:

•	Oil and gas production from complex resources is increasing the demand for new technologies, leading to broader adoption of simulation technologies. A recent example of this, as we announced in a press release earlier this week, is our strategic agreement with FMC Technologies (“FMC”). The strategic agreement to license ANSYS software will enable FMC to standardize their design analysis and provide them scalability for future growth. FMC designs and manufactures technologically sophisticated systems and products, such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment and marine loading systems for the oil and gas industries.
•	Capital expenditures and R&D investments are increasing to meet project complexities in the face of a heightened emphasis on safety and regulation initiatives.

Healthcare, Construction & Consumer Products:

•	Emerging industries (e.g. healthcare, construction) are increasingly adopting simulation amid sharper global competition, tighter regulation and lower revenue.
•	Industry leaders are investing in innovation and product integrity to increase growth rates.

Industrial Equipment:

•	The oil and gas boom is driving the need for high performance compressors and turbines, while low natural gas prices favor gas/steam turbines for combined cycle power plants.

ANSYS has the industry’s strongest multiphysics portfolio – enabling engineering teams to analyze the many forces that impact a complete product system, all the way down to the chip level. Further, the portfolio supports collaboration and real-time information sharing among geographically dispersed team members. As a result, engineers can leverage systems-level analysis to make intelligent trade-offs in a low-risk, cost-effective virtual design environment. Well before manufacturers procure materials, make supplier and customer commitments, and reserve production capacity, they can operate with a high degree of confidence that their product systems will deliver the highest possible level of integrity in the real world. The best part is – we are only scratching the surface. Just as the electronics and mechanical worlds gave rise to mechatronics - life sciences, nanotechnology and others will drive the convergence of IT, hardware and software interaction, at the concept stage. They all become part of the system, and if the system doesn’t succeed, few will care about whether the components did.

6

Exhibit 99.2

INCOME STATEMENT HIGHLIGHTS

Q1 2012 MARGINS AND FORWARD OUTLOOK: The Company delivered solid performance in both revenue and expenses. The performance on the top-line drove strong non-GAAP gross and operating margins of 87.6% and 50.4% for the first quarter.

Looking ahead into Q2 and FY 2012, on a consolidated basis, we are targeting a non-GAAP gross profit margin of approximately 87% and a non-GAAP operating margin of approximately 49% for Q2 and 48% – 49% for FY 2012.

Q1 2012 TAX RATE AND FORWARD OUTLOOK: Our Q1 non-GAAP effective tax rate was 33.0% and our GAAP rate was 32.3%. Looking ahead into Q2 and FY 2012, we are currently forecasting an effective tax rate of approximately 31% - 33%, excluding non-recurring or unplanned items.

When compared to the federal and state combined statutory rate, these rates are favorably impacted by lower statutory tax rates in many of the Company’s foreign jurisdictions, domestic manufacturing deductions, research and experimentation credits and tax benefits associated with the merger of the Company’s Japan subsidiaries in the third quarter of 2010.  These rates are also impacted by charges or benefits associated with the Company’s uncertain tax positions.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

•	Cash, cash equivalents and short-term investments totaled $558.4 million at March 31, 2012, of which 67% was held domestically.
•	Cash flows from operations were $83.6 million for the first quarter.
•	Consolidated net DSO of 41 days.
•	In Q1, we made the quarterly required principal payment of $10.6 million on our long-term debt. The total remaining debt balance of $116.9 million carries an effective interest rate of 1.22% for Q2 2012.
•	Capital expenditures totaled $4.7 million for the first quarter. We currently are planning for total capital expenditures in 2012 in the range of $30 - $35 million. However, the level of spending will be dependent upon various factors, including growth of the business and general economic conditions.

7

Exhibit 99.2

SHARE COUNT AND SHARE REPURCHASE

We had 95.2 million fully diluted weighted average shares outstanding in Q1. No share repurchases occurred during Q1. In February 2012, the Company announced that its Board of Directors approved an increase of 1.9 million shares to its authorized share repurchase program; therefore, the Company currently has 3.0 million shares remaining in its authorized share repurchase program. We are currently expecting fully diluted shares outstanding of approximately 95.5 – 96.0 million for Q2 and 96.0 – 96.5 million for 2012.

STOCK-BASED COMPENSATION EXPENSE

($ in thousands)	Three Months Ended
	3/31/2012	3/31/2011
Cost of sales:
Software Licenses	$368	$36
Maintenance & service	$559	$460

Operating expenses:
SG&A	$3,639	$2,956
R&D	$3,236	$1,695

Total Expense Before Taxes	$7,802	$5,147
Related Income Tax Benefits	$(2,245)	$(1,171)
Expense, net of taxes	$5,557	$3,976

CURRENCY

CURRENCY IMPACT COMPARED TO Q1 2011: The first quarter 2012 revenue was negatively impacted by currency fluctuations of approximately $900,000, while the operating income was favorably impacted by currency fluctuations of approximately $100,000.

CURRENCY OUTLOOK: We will continue to be impacted by currency fluctuations because of the global nature of our business. We will be particularly impacted by rate movements between the U.S. Dollar and the Euro, British Pound and Japanese Yen. In our current outlook, we are adjusting our currency rate assumptions to the following: Q2 and the remainder of 2012 average rates in the range of 1.30 – 1.33 for the Euro, 1.60 - 1.63 for the British Pound and 79 – 82 for the Japanese Yen. This compares to our previous FY 2012 guidance rate assumptions of 1.31 - 1.34 for the Euro, 1.57 - 1.60 for the British Pound and 78 - 81 for the Japanese Yen.

8

Exhibit 99.2

OUTLOOK

Q2 and FISCAL YEAR 2012 UPDATED OUTLOOK:

Based on our current visibility and sales pipeline, and the impact of revised currency rate assumptions, we are updating our previously provided 2012 full year outlook. For Q2 2012, we are providing non-GAAP revenue guidance in the range of $192.0 - $199.0 million and GAAP revenue guidance in the range of $191.2 - $198.2 million; non-GAAP diluted EPS in the range of $0.66 - 0.69 and GAAP diluted EPS in the range of $0.46 - $0.51. We are adjusting our outlook for FY 2012 non-GAAP revenues to a range of $810.0 - $830.0 million, or top line growth in the 16% to 18% range, and GAAP revenue guidance in the range of $806.6 - $826.6 million. Consequently, we are also adjusting our non-GAAP diluted EPS outlook for FY 2012 to $2.78 - $2.87 and GAAP diluted EPS in the range of $2.05 - $2.17.

This outlook factors in planned increases in sales capacity, our current visibility around pipelines and sales forecasts, and a full year of Apache as part of the ANSYS operations in FY 2012. However, as we have said in the past, and will continue to reiterate in 2012, given the realities of the current choppy environment, there are many things that we have no control over. We continue to have the benefit of a solid, and growing repeatable business base; a diversified, geographic and industry footprint; and a world-class customer base.

CLOSING COMMENTS

As always, throughout the remainder of 2012, the emphasis will be a continued focus on execution and technological differentiation. Customer acceptance of our vision and unique value proposition, coupled with the investments we are making in the business and in the expansion of our systems approach to simulation, make us very optimistic about our long-term opportunity. We continue to be propelled by a strong combination of a solid business model, loyal customers, dedicated channel partners, great technology and talented, committed employees across the globe.

RISK FACTORS

Information provided by the Company or its spokespersons, including the above statements and any others in this document that refer to plans and expectations for the second quarter of 2012, FY 2012 and the future are forward-looking statements. The Company cautions investors that its performance (and, therefore, any forward-looking statement) is subject to risks and uncertainties. A detailed discussion of these risks and other factors that could affect ANSYS’ results is included in ANSYS’ SEC filings, including the report on Form 10-K for the year ended December 31, 2011.

9

Exhibit 99.2

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ANSYS, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures

(Unaudited)

(in thousands, except percentages and per share data)

	Three Months Ended
	March 31, 2012				March 31, 2011
	As	Non-GAAP			As	Non-GAAP
	Reported	Adjustments		Results	Reported	Adjustments		Results

Total revenue	$185,345	$2,152	(1)	$187,497	$158,047			$158,047

Operating income	67,828	26,593	(2)	94,421	62,274	$16,662	(4)	78,936

Operating profit margin	36.6%			50.4%	39.4%			49.9%

Net income	$45,539	$17,396	(3)	$62,935	$42,241	$11,231	(5)	$53,472

Earnings per share - diluted:
Diluted earnings per share	$0.48			$0.66	$0.45			$0.57
Weighted average shares – diluted	95,190			95,190	94,171			94,171

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.
(2)	Amount represents $16.6 million of amortization expense associated with intangible assets acquired in business acquisitions, $7.8 million of stock-based compensation expense and the $2.2 million adjustment to revenue as reflected in (1) above.
(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, adjusted for the related income tax impact of $9.2 million.
(4)	Amount represents $11.5 million of amortization expense associated with intangible assets acquired in business combinations as well as a $5.1 million charge for stock-based compensation.
(5)	Amount represents the impact of the adjustments to operating income referred to in (4) above, adjusted for the related income tax impact of $5.4 million.

10

Exhibit 99.2

USE OF NON-GAAP MEASURES

The Company provides non-GAAP revenue, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share as supplemental measures to GAAP regarding the Company's operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. This press release also contains a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure.

Management uses non-GAAP financial measures (a) to evaluate the Company's historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and its employees. In addition, many financial analysts that follow our Company focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested, and the Company has historically reported, these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Acquisition accounting for deferred revenue and its related tax impact. Historically, the Company has consummated acquisitions in order to support the Company’s strategic and other business objectives. In accordance with the fair value provisions applicable to the accounting for business combinations, acquired deferred revenue is often recorded on the opening balance sheet at an amount that is lower than the historical carrying value. Although this acquisition accounting requirement has no impact on the Company's business or cash flow, it adversely impacts the Company's reported GAAP revenue in the reporting periods following an acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company provides non-GAAP financial measures which exclude the impact of the acquisition accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related annual lease licenses and software maintenance contracts are renewed in future periods.

11

Exhibit 99.2

Amortization of intangibles from acquisitions and its related tax impact. The Company incurs amortization of intangibles, included in its GAAP presentation of amortization expense, related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management does not consider these expenses for purposes of evaluating the performance of the Company during the applicable time period after the acquisition, and it excludes such expenses when making decisions to allocate resources. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past reports of financial results of the Company as the Company has historically reported these non-GAAP financial measures.

Stock-based compensation expense and its related tax impact. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of software licenses, cost of maintenance and service, research and development expense and selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company. Specifically, the Company excludes stock-based compensation during its annual budgeting process and its quarterly and annual assessments of the Company's and management's performance. The annual budgeting process is the primary mechanism whereby the Company allocates resources to various initiatives and operational requirements. Additionally, the annual review by the board of directors during which it compares the Company's historical business model and profitability to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results. In fact, the Company records stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable. In this way, management is able to review, on a period-to-period basis, each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in its financial reporting, as well as comparability with competitors' operating results.

Transaction costs related to business combinations. The Company incurs expenses for professional services rendered in connection with business combinations, which are included in its GAAP presentation of selling, general and administrative expense. These expenses are generally not tax-deductible. Management excludes these acquisition-related transaction costs for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as it generally would not have otherwise incurred these expenses in the periods presented as a part of its continuing operations. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in its financial reporting, as well as comparability with competitors' operating results.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP Reporting Measure	Non-GAAP Reporting Measure

Revenue	Non-GAAP Revenue

Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share

12